Exhibit 99.1

For Information Contact
At Greater Bay Bancorp:	At Silverman Heller Associates:
Byron A. Scordelis, President and CEO	Philip Bourdillon/Gene Heller
(650) 614-5751	(310) 208-2550
Steven C. Smith, EVP and CFO
(650) 813-8222

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP REPORTS

NET INCOME OF $25 MILLION

FOR THE FIRST QUARTER OF 2004

PALO ALTO, Calif., April 21, 2004 – Greater Bay Bancorp (Nasdaq:GBBK), a $7.6 billion in assets financial services holding company, today announced results for the first quarter of 2004.

For the first quarter of 2004, Greater Bay Bancorp’s net income was $24.9 million, or $0.43 per diluted share, compared to $21.4 million, or $0.37 per diluted share for the fourth quarter of 2003. This result for the first quarter of 2004 compared to $25.1 million or $0.45 per diluted share for the first quarter of 2003. Based on net income for the first quarter of 2004, Greater Bay Bancorp’s return on average common equity was 14.82% and return on average assets was 1.32%. For the fourth quarter of 2003, net income resulted in a return on average common equity of 13.05% and a return on average assets of 1.10%. For the first quarter of 2003, net income resulted in a return on average common equity of 16.60% and a return on average assets of 1.28%.

The $0.06 increase in earnings per diluted share for the first quarter of 2004 compared to the fourth quarter of 2003 was primarily attributable to the following items:

•	Lower provision for loan losses, due to improving credit quality, contributed approximately $0.05 per diluted share, net of tax.

•	Increased non-interest income of $6.9 million, primarily due to ABD’s seasonal override commissions and higher gains on investments. This contributed approximately $0.08 per diluted share, net of tax.

•	These increases were partially offset by added personnel costs, which were largely associated with seasonal accruals and benefits, plus a contribution to the Greater Bay Bancorp Foundation (“Foundation”) which combined to reduce earnings by approximately $0.07 per diluted share.

The $0.02 decline in earnings per diluted share for the first quarter of 2004 compared to the first quarter of 2003 was primarily attributed to the following items:

•	The decline in interest earning assets, which was partially offset by the increase in the net interest margin, resulting in a decrease of approximately $0.02 per diluted share, net of tax.

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Greater Bay Bancorp’s First Quarter 2004 Earnings Results

April 21, 2004

•	Increased operating expenses related to ABD’s acquisition of the Sullivan & Curtis Insurance Agency (“S&C”) in the third quarter of 2003, higher personnel expenses (due to incentive accruals, employee-related insurance and recruiting costs), increased depreciation on equipment leased to others and an increase in the funding of the Foundation collectively resulted in a decline in earnings of approximately $0.08 per diluted share.

•	This decline was partially offset by increased non-interest income, primarily due to ABD’s growth in revenue stemming from its acquisition of S&C and to the lower provision for loan losses which combined to increase earnings by $0.08 per diluted share, net of tax.

“We are pleased to report another quarter of solid operating performance,” commented Byron A. Scordelis, President and Chief Executive Officer. “In spite of a rise in operating expenses that was largely due to seasonally incurred personnel costs, our first quarter earnings rose by 16% versus the fourth quarter of 2003. Our non-interest margin continued to expand, and non-interest income from ABD continued to grow. We are also encouraged to note measurable improvements in key credit metrics which we believe to be reflective of our sustained adherence to our relationship-based orientation and disciplined credit principles.”

Non-interest Income

Non-interest income for the first quarter of 2004 increased to $47.5 million from $44.8 million in the first quarter of 2003. The increase was primarily due to increases in insurance agency commissions and fees of $3.9 million partially offset by a decrease of $1.1 million in gain on sale of loans.

Non-interest income as a percentage of total revenues was 38.64% for the first quarter of 2004 compared to 35.02% and 37.02% for the fourth quarter and first quarter of 2003, respectively.

Operating Expenses

Operating expenses increased approximately $6.0 million in the first quarter of 2004 from the fourth quarter of 2003. The increase was due primarily to FICA tax increases of $2.5 million, a $900,000 Foundation contribution, and $1.4 million in increased incentive-related accruals.

Operating expenses increased by $6.7 million during the first quarter of 2004 from the first quarter of 2003. The increase was due primarily to operating expenses of $2.7 million related to S&C, an increase in incentive accruals of $411,000, increases in medical and workers’ compensation insurance of $659,000, an increase in depreciation on equipment leased to others of $1.2 million due to the growth of the Company’s leasing business, and a contribution to the Foundation of $900,000.

Balance Sheet

At March 31, 2004, Greater Bay Bancorp’s total assets were $7.6 billion, total loans were $4.4 billion, total investments, were $2.2 billion and total deposits were $5.2 billion.

Total loans declined by $283.0 million from March 31, 2003 to March 31, 2004 and by $101.6 million from December 31, 2003 to March 31, 2004. The year-over-year decline was primarily attributable to a decline of $224.3 million in the construction and land loan portfolio which is reflective of the

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Greater Bay Bancorp’s First Quarter 2004 Earnings Results

April 21, 2004

relatively diminished level of this activity in the Company’s primary serving areas. In addition, the size of the Shared National Credit (“SNC”)/corporate finance portfolio declined by $27.6 million which is consistent with the Company’s orderly withdrawal from this activity. Total SNC outstandings stood at $15.1 million as of March 31, 2004 involving three remaining credits.

Total core deposits (excluding institutional time deposits) rose by $277.3 million compared to March 31, 2003 and by $183.8 million compared to December 31, 2003. This represents a year-over-year growth rate of 6.20% and an annualized growth rate of 16.20% when compared to December 31, 2003. Total deposits declined by $340.3 million versus March 31, 2003 and by $131.2 million versus December 31, 2003 which is consistent with the Company’s reduced need to fund its investment portfolio with institutional time deposits during those periods.

From March 31, 2003 to March 31, 2004, total investments declined by $250.8 million which was consistent with the Company’s stated goal to move toward a more asset sensitive balance sheet structure. Total investments declined by $52.2 million compared to December 31, 2003.

Mr. Scordelis commented, “The decline in outstanding loans is consistent with what we perceive as a continued softness in regional demand. We are continuing our aggressive pursuit of new business opportunities, but will not compromise our credit standards and principles in that process. In the deposit area, we are pleased by the continued growth in our core totals as it enables us to be less reliant on institutional deposits, and provides us with an effective base to manage our balance sheet when regional growth accelerates.”

Credit Quality Overview

Net charge-offs in the first quarter of 2004 were $5.6 million, or 0.50% of average annualized loans, compared to $6.3 million or 0.54% one year ago and $9.3 million or 0.81% for the quarter ending December 31, 2003. Nonperforming assets of $49.2 million for the first quarter of 2004 decreased from $61.7 million at December 31, 2003 and increased from $40.3 million at March 31, 2003. The ratio of nonperforming assets to total assets was 0.64% at March 31, 2004, compared to 0.81% at December 31, 2003 and 0.51% at March 31, 2003. The ratio of non-performing loans to total loans was 1.08% at March 31, 2004, compared to 1.36% at December 31, 2003 and 0.79% at March 31, 2003.

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Greater Bay Bancorp’s First Quarter 2004 Earnings Results

April 21, 2004

The following is a detailed summary by type of the Company’s non-performing assets as of March 31, 2004:

NON-PERFORMING ASSETS ($ in millions)	Q1 2004	Q4 2003	Variance
Commercial	$7.8	$14.4	$(6.6)
Real Estate Term and Construction	9.2	17.1	(7.9)
SBA	2.8	4.8	(2.0)
Corporate Finance	12.7	12.7	—
Venture Banking Group	3.4	3.5	(0.1)
Specialty Finance	11.6	8.6	3.0
Other	0.5	0.6	(0.1)

Total Non-performing Loans	48.0	61.7	(13.7)

OREO	1.2	—	1.2

Total Non-performing Assets	$49.2	$61.7	$(12.5)

Non-performing Loans to Total Loans	1.08%	1.36%	-0.28%
Non-performing Assets to Total Assets	0.64%	0.81%	-0.17%

Of the reported net charge-offs of $5.6 million for the first quarter of 2004, approximately $2.9 million were related to SNC/corporate finance-related credits. The Company has discontinued this business activity, and this portfolio has decreased by 64.6% to $15.1 million in outstandings from a level of $42.7 million one year ago.

The Company’s provision for loan losses for the quarter ended March 31, 2004 was $2.0 million which reflects a reduction from the $7.0 million taken in the quarter ended December 31, 2003 and from $6.5 million taken in the first quarter of 2003. The reduced provision level is consistent with both the Company’s methodology for establishing the adequacy of its loan loss reserve as well as its actual loss experience for the quarter excluding losses from its discontinued SNC/corporate finance activities.

The allowance for loan losses was $122.6 million, or 2.76% of total loans at March 31, 2004, compared to $126.2 million, or 2.77% of total loans, at December 31, 2003 and $129.8 million, or 2.74% of total loans at March 31, 2003. The allowance methodology includes an assessment of relevant economic conditions, employment trends, commercial real estate trends and other data considered to be significant at that time. The results are then evaluated to determine the appropriate level of loan loss reserves for the Company.

Mr. Scordelis stated, “These results reflect our continued focus on rigorous credit management. Excluding losses in the discontinued SNC/corporate finance area, net charge-offs for the quarter approximated only $2.7 million or 0.24% of average annualized loans, and marked reductions were posted in key non-performing loan categories. While some economic research has recently forecasted modestly increasing regional job growth during the balance of this year, we continue to be cognizant of the imperative for discipline in the management of our portfolio.”

Capital Overview

The capital ratios of Greater Bay Bancorp and its subsidiary bank continue to be above the well-capitalized guidelines established by the bank regulatory agencies. The Company’s tangible common equity to tangible assets ratio was 6.90% at March 31, 2004, 7.12% at December 31, 2003 and 6.48%

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Greater Bay Bancorp’s First Quarter 2004 Earnings Results

April 21, 2004

at March 31, 2003. The Company’s leverage ratio for the first quarter of 2004 was 9.64%, 9.98% in the fourth quarter of 2003 and 9.18% one year ago, while the total risk-based capital ratio was 13.84% at March 31, 2004, 14.13% at December 31, 2003 and 13.34% at March 31, 2003.

During the quarter, the Company initiated a share repurchase program that authorized the purchase of up to $70 million in common stock. At March 31, 2004 the Company had repurchased approximately 1.7 million shares at a total cost of $46.8 million.

Mr. Scordelis commented, “We were pleased with the success of our $240.0 million offering of zero coupon senior convertible contingent debt securities during the quarter and with the initiation of our share repurchase program. We believe that the confluence of our solid operating results, stabilized credit quality, slow regional economic growth, and historically low interest rates made this an opportune time to execute these transactions. We continue to explore and remain sensitive to every option that leads to effective capital management and enhanced shareholder value.”

Net Interest Margin and Interest Rate Risk Management

Greater Bay Bancorp’s net interest margin for the first quarter of 2004 was 4.51%, compared to 4.33% for the fourth quarter of 2003 and 4.33% for the first quarter of 2003.

The Company proactively manages its interest rate risk exposure and attempts to position the Company to be relatively interest rate neutral, but with a bias toward the anticipated direction of interest rates. Over the last 24 months, that bias has resulted in a reduction in the size of the investment portfolio, which positions the Company to be more asset sensitive in the future to take advantage of a rising rate environment. The investment portfolio is now at its target level and the Company does not anticipate any significant change in its size in 2004, unless there were changes in the economic environment.

Over the last quarter, the stabilization in market rates combined with the mix change in the Company’s balance sheet has resulted in a margin increase. Significant margin expansion is not anticipated in the future, unless short-term market interest rates rise or the balance sheet mix begins to trend toward a larger loan portfolio weighting. Currently, the market anticipates that short-term interest rates will rise in the latter part of this year. Should that occur, the Company is positioned for net interest margin expansion.

Outlook and Business Drivers

•	Loan growth – based on the current forecast of moderate economic growth in our market area, and with our clients’ beliefs that their businesses will grow in 2004, we are anticipating loan growth ranging from the low single to mid-single digits. Even though we are now noting signs of limited job growth and improvement in the commercial real estate environment, the Bay Area economy continues to be challenging.

•	Deposit growth – we anticipate core deposit growth in the mid-single digits, offset by continued reductions in our non-core funding sources, primarily institutional deposits – with a net result of low single digit growth rate in total deposits.

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Greater Bay Bancorp’s First Quarter 2004 Earnings Results

April 21, 2004

•	Net interest margin – based on our current net interest margin position and the mix of our balance sheet, we believe we have seen the majority of the margin compression that will impact the Company. The current consensus of economic forecasts predicts that there will be at least two 25 basis point increases in short-term market interest rates in mid to late 2004, which we would expect to result in an increase of 10 basis points to 30 basis points in our average net interest margin depending on the timing of the rate increases.

•	Credit Quality – based on our continued aggressive management of credit risk and the current economic outlook, we believe net charge-offs for 2004 will be in the range of 60 basis points to 70 basis points of average loans outstanding. While charge-offs in the current quarter were below our original guidance and current trends in non-performing loans are down, we believe that these trends need to be sustained for a more extended period before revising our current guidance.

About Greater Bay Bancorp

Greater Bay Bancorp, a diversified financial services holding company, provides community banking services in the Greater San Francisco Bay Area through its community banking organization, including Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and San Jose National Bank. Nationally, Greater Bay Bancorp provides specialized lending and loan services through its specialty finance group, which includes Matsco, CAPCO and Greater Bay Capital. ABD Insurance and Financial Services, the Company’s insurance brokerage subsidiary provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

Conference Call

Investors have the opportunity to listen to the conference call live over the Internet at http://www.FullDisclosure.com. Investors should go to the FullDisclosure website 15 minutes prior to the start of the call, as it may be necessary to download audio software to hear the conference call. To do so, investors should click on the Windows Media Player icon at the bottom of the page and follow directions from there.

A replay of the conference call will be available on the FullDisclosure website. A telephone replay will also be available beginning at 11 a.m. PDT on April 21 through midnight on April 28, 2004, by dialing 800-642-1687 or 706-645-9291 and providing Conference ID 6559425.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to the Company’s current expectations regarding future operating results, the bank subsidiary consolidation, net interest margin, net loan charge-offs, asset quality, level of loan loss reserves, growth in loans and deposits and the strength of the local economy. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions at the international, national and local

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Greater Bay Bancorp’s First Quarter 2004 Earnings Results

April 21, 2004

levels and increased competition among financial service providers on the Company’s results of operations, the Company’s ability to maintain its net interest spread, and the quality of the Company’s earning assets; (2) any difficulties that may be encountered in integrating newly acquired businesses, consolidating the bank subsidiaries and in realizing operating efficiencies; (3) government regulation; and (4) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003. Greater Bay does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

-Financial Tables Follow-

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Greater Bay Bancorp’s First Quarter 2004 Earnings Results

April 21, 2004

GREATER BAY BANCORP

MARCH 31, 2004 - FINANCIAL SUMMARY (UNAUDITED)

($ in 000’s)

SELECTED CONSOLIDATED FINANCIAL CONDITION DATA:

	Mar 31 2004	Dec 31 2003	Sept 30 2003	Jun 30 2003	Mar 31 2003
Cash and Due From Banks	$251,895	$238,534	$258,054	$278,989	$243,684
Fed Funds Sold	216,000	35,000	53,000	15,000	128,000
Investments	2,177,330	2,229,509	2,402,434	2,639,714	2,428,106
Loans:
Commercial	1,929,257	1,937,766	1,945,030	1,992,499	1,974,656
Term Real Estate - Commercial	1,632,921	1,636,356	1,656,059	1,650,330	1,642,560

Total Commercial	3,562,178	3,574,122	3,601,089	3,642,829	3,617,216
Construction & Land	479,692	537,079	604,172	671,666	704,041
Real Estate - Other	261,127	273,504	253,502	244,955	247,335
Consumer and Other	146,022	167,593	158,119	162,928	165,650
Deferred Loan Fees, Net	(12,812)	(14,491)	(15,413)	(14,803)	(15,044)

Total Loans	4,436,207	4,537,807	4,601,469	4,707,575	4,719,198
Allowance for Loan Losses	(122,609)	(126,168)	(128,499)	(130,030)	(129,818)

Total Loans, Net	4,313,598	4,411,639	4,472,970	4,577,545	4,589,380
Goodwill	178,317	177,991	148,714	145,005	145,605
Other Intangibles	45,778	47,238	51,102	44,294	45,975
Other Assets	458,429	461,512	408,027	389,778	384,567

Total Assets	$7,641,347	$7,601,423	$7,794,301	$8,090,325	$7,965,317

Deposits:
Demand, Non-Interest Bearing	$1,030,169	$1,077,648	$1,043,433	$975,122	$959,823
NOW, MMDA and Savings	3,133,005	2,858,647	2,865,841	2,873,737	2,813,126
Time Certificates, $100,000 and over	696,885	735,657	768,712	808,723	803,328
Other Time Certificates	321,384	640,715	760,925	890,669	945,483

Total Deposits	5,181,443	5,312,667	5,438,911	5,548,251	5,521,760

Other Borrowings	1,270,255	1,071,880	1,215,677	1,295,373	1,335,406
Subordinated Debt (1)	210,311	210,311	210,311	210,311	210,311
Other Liabilities	227,877	240,746	193,303	301,793	186,670

Total Liabilities	6,889,886	6,835,604	7,058,202	7,355,728	7,254,147

REIT Preferred Securities	15,302	15,302	15,302	15,302	15,650

Convertible Preferred Stock	92,050	91,752	80,441	80,441	80,441
Shareholders’ Equity	644,109	658,765	640,356	638,854	615,079

	736,159	750,517	720,797	719,295	695,520

Total Liabilities and Shareholders’ Equity	$7,641,347	$7,601,423	$7,794,301	$8,090,325	$7,965,317

Average Quarterly Total Loans, excluding Nonaccrual	$4,450,875	$4,494,411	$4,623,844	$4,720,462	$4,716,930
Average Quarterly Investments	$2,272,026	$2,397,036	$2,487,171	$2,483,795	$2,412,634
Average Quarterly Interest Earning Assets	$6,722,901	$6,891,447	$7,111,015	$7,204,257	$7,129,564

Average Quarterly Deposits	$5,210,518	$5,382,868	$5,509,736	$5,661,474	$5,342,679
Average Quarterly Interest Bearing Liabilities	$5,533,915	$5,720,832	$6,039,904	$6,256,372	$6,086,509

Average Quarterly Assets	$7,557,473	$7,700,455	$7,965,048	$8,062,273	$7,946,121
Average Quarterly Common Equity	$674,670	$651,027	$636,796	$634,315	$613,110
Average Quarterly Equity	$766,721	$735,280	$717,237	$714,908	$694,109

Average YTD Interest Earning Assets	$6,722,901	$7,084,821	$7,152,886	$7,163,416	$7,129,564
Average YTD Assets	$7,557,473	$7,918,177	$7,991,519	$8,004,518	$7,946,121
Average YTD Common Equity	$674,670	$633,503	$628,211	$623,847	$613,110
Average YTD Equity	$766,721	$714,113	$708,836	$704,566	$694,109

Total Regulatory Capital
Tier I Capital	$704,790	$745,586	$735,514	$730,432	$711,170
Total Risk-based Capital	$775,571	$818,743	$808,986	$805,431	$785,488

Nonperforming Assets
Nonaccrual Loans	$48,042	$61,700	$58,072	$46,491	$37,285
OREO	1,200	—	—	2,500	3,000

Total Nonperforming Assets	$49,242	$61,700	$58,072	$48,991	$40,285

Greater Bay Trust Company Assets	$640,063	$629,333	$619,528	$616,847	$598,885

(1)	Effective December 31, 2003, the Company adopted certain provisions of FASB Interpretation No. 46, as a result of which the liability previously reported as Trust Preferred Securities has been replaced with Subordinated Debt. Prior periods have been restated accordingly.

Greater Bay Bancorp’s First Quarter 2004 Earnings Results

April 21, 2004

GREATER BAY BANCORP

MARCH 31, 2004 - FINANCIAL SUMMARY (UNAUDITED)

($ in 000’s)

SELECTED QUARTERLY CONSOLIDATED OPERATING DATA:

	First Quarter 2004	Fourth Quarter 2003	Third Quarter 2003	Second Quarter 2003	First Quarter 2003
Interest Income	$96,745	$98,197	$98,728	$103,450	$107,344
Interest Expense	21,374	22,975	26,040	29,646	31,177

Net Interest Income Before Provision for Loan Losses	75,371	75,222	72,688	73,804	76,167
Provision for Loan Losses	2,000	7,000	8,000	6,700	6,495

Net Interest Income After Provision for Loan Losses	73,371	68,222	64,688	67,104	69,672

Non-interest Income:
Insurance Agency Commissions & Fees	34,581	27,747	31,174	27,945	30,642
Depositor Service Fees	2,623	2,754	2,792	2,995	2,831
Operating Lease Fees	2,317	1,934	1,537	1,234	877
Loan and International Banking Fees	1,974	2,188	2,668	2,421	2,038
Gains on Investments	1,166	764	38	3,136	2,023
Trust Fees	851	925	813	819	757
Gain on Sale of Loans	400	1,113	1,515	364	1,543
ATM Fees	360	430	492	445	406
Other Income	3,201	2,678	2,895	2,962	3,647

Total Non-interest Income	47,473	40,533	43,924	42,321	44,764

Operating Expenses:
Salaries	41,480	40,878	40,295	38,084	39,543
Deferred Loan Origination Costs	(3,019)	(3,709)	(3,898)	(3,545)	(3,051)
Benefits	11,123	7,512	6,912	7,462	8,940

Total Compensation and Benefits	49,584	44,681	43,309	42,001	45,432
Occupancy and Equipment	10,205	10,390	10,695	10,171	9,642
Professional Services & Legal	3,298	3,641	3,601	4,390	4,962
Amortization of Intangibles	2,071	1,889	1,949	1,671	1,671
Depreciation - Equipment Leased to Others	1,905	1,712	1,096	1,072	735
Telephone, postage and supplies	1,749	1,854	1,767	1,878	1,746
Marketing and promotion	1,669	1,755	1,428	1,822	1,115
Insurance	1,271	837	1,131	1,283	1,236
Data Processing	1,227	1,267	1,431	1,407	1,251
Donations to Greater Bay Bancorp Foundation	900	—	—	—	—
Correspondent Bank Charges	862	1,036	1,101	1,277	1,105
FDIC Insurance and Assessments	500	505	588	482	498
Client Services	327	337	294	318	344
Other Real Estate, Net	134	—	546	518	1
Other Expenses	3,886	3,711	3,152	3,502	3,151

	79,588	73,615	72,088	71,792	72,889
REIT Preferred Securities expense	456	464	453	454	453

Total Operating Expenses	80,044	74,079	72,541	72,246	73,342

Income Before Income Taxes	40,800	34,676	36,071	37,179	41,094
Income Tax Expense	15,948	13,256	13,710	14,054	15,997

Net Income	$24,852	$21,420	$22,361	$23,125	$25,097

Greater Bay Bancorp’s First Quarter 2004 Earnings Results

April 21, 2004

GREATER BAY BANCORP

MARCH 31, 2004 - FINANCIAL SUMMARY (UNAUDITED)

($ in 000’s, except share and per share data)

SELECTED QUARTERLY CONSOLIDATED FINANCIAL CONDITION RATIOS:

	Mar 31 2004	Dec 31 2003	Sept 30 2003	Jun 30 2003	Mar 31 2003
GAAP RATIOS:
Loan to Deposit Ratio	85.62%	85.41%	84.60%	84.85%	85.47%
Ratio of Allowance for Loan Losses to:
Average Loans	2.73%	2.77%	2.74%	2.73%	2.73%
End of Period Loans	2.76%	2.77%	2.78%	2.75%	2.74%
Total Nonperforming Assets	248.99%	204.49%	221.28%	265.42%	322.25%

Ratio of Provision for Loan Losses to Average Loans, annualized	0.18%	0.61%	0.68%	0.56%	0.55%

Total Nonperforming Loans to Total Loans	1.08%	1.36%	1.26%	0.99%	0.79%
Total Nonperforming Assets to Total Assets	0.64%	0.81%	0.75%	0.61%	0.51%

Ratio of Quarterly Net Charge-offs to Average Loans, annualized	0.50%	0.81%	0.81%	0.55%	0.54%
Ratio of YTD Net Charge-offs to YTD Average Loans	0.50%	0.67%	0.63%	0.54%	0.54%

Loan Growth, current quarter to prior year quarter	-6.00%	-5.29%	-1.97%	0.53%	4.91%
Loan Growth, current quarter to prior quarter, annualized	-9.01%	-5.49%	-8.94%	-0.99%	-6.09%
Loan Growth, YTD	-9.01%	-5.29%	-5.29%	-3.52%	-6.09%

Deposits Growth, current quarter to prior year quarter	-6.16%	0.77%	-0.09%	4.70%	9.53%
Deposits Growth, current quarter to prior quarter, annualized	-9.93%	-9.21%	-7.82%	1.92%	19.19%
Deposits Growth, YTD	-9.93%	0.77%	4.23%	10.56%	19.19%

Revenue Growth, current quarter to prior year quarter	1.58%	-3.12%	-18.56%	-9.39%	9.79%
Revenue Growth, current quarter to prior quarter, annualized	24.63%	-2.92%	1.66%	-15.94%	6.48%

Net Interest Income Growth, current quarter to prior year quarter	-1.05%	-7.16%	-17.06%	-16.74%	-13.01%
Net Interest Income Growth, current quarter to prior quarter, annualized	0.80%	13.83%	-6.00%	-12.44%	-24.29%

Average Earning Assets to Average Total Assets	88.96%	89.49%	89.28%	89.36%	89.72%
Average Earning Assets to Average Interest-Bearing Liabilities	121.49%	120.46%	117.73%	115.15%	117.14%

Capital Ratios:
Tier 1 leverage ratio	9.64%	9.98%	9.49%	9.29%	9.18%
Tier 1 risk-based capital ratio	12.58%	12.87%	12.64%	12.29%	12.08%
Total risk-based capital ratio	13.84%	14.13%	13.90%	13.55%	13.34%

Risk Weighted Assets	$5,604,682	$5,793,334	$5,818,104	$5,942,616	$5,887,156

Book Value Per Share	$12.57	$12.54	$12.28	$12.29	$11.88
Total Shares Outstanding	51,238,680	52,529,850	52,160,193	51,982,864	51,774,074

NON-GAAP RATIOS (1):
Tangible Equity (2) to Tangible Assets (3)	7.11%	7.33%	7.06%	6.90%	6.68%
Tangible Common Equity (4) to Tangible Assets (3)	6.90%	7.12%	6.86%	6.71%	6.48%
Tangible Common Book Value Per Share, including Convertible Preferred Stock (5)	$9.99	$10.00	$9.99	$10.20	$9.73
Tangible Book Value Per Share, excluding Convertible Preferred Stock (6)	$8.20	$8.25	$8.45	$8.65	$8.18

(1)    Management believes that these ratios are meaningful measures because they reflect the equity deployed in the Company’s businesses. The following table sets forth the reconciliation of Shareholders’ Equity to Tangible Equity, Tangible Common Equity and Total Assets to Tangible Assets:

Shareholders’ Equity	$644,109	$658,765	$640,356	$638,854	$615,079
Convertible Preferred Stock	92,050	91,752	80,441	80,441	80,441
REIT Preferred Securities	15,302	15,302	15,302	15,302	15,650

	751,461	765,819	736,099	734,597	711,170
Less: Goodwill and Other Intangibles	(224,095)	(225,229)	(199,816)	(189,299)	(191,580)

Tangible Equity	$527,366	$540,590	$536,283	$545,298	$519,590

Shareholders’ Equity	$644,109	$658,765	$640,356	$638,854	$615,079
Convertible Preferred Stock	92,050	91,752	80,441	80,441	80,441

	736,159	750,517	720,797	719,295	695,520
Less: Goodwill and Other Intangibles	(224,095)	(225,229)	(199,816)	(189,299)	(191,580)

Tangible Common Equity	$512,064	$525,288	$520,981	$529,996	$503,940

Total Assets	$7,641,347	$7,601,423	$7,794,301	$8,090,325	$7,965,317
Less: Goodwill and Other Intangibles	(224,095)	(225,229)	(199,816)	(189,299)	(191,580)

Tangible Assets	$7,417,252	$7,376,194	$7,594,485	$7,901,026	$7,773,737

(2)	Tangible Equity includes Shareholders’ Equity, Convertible Preferred Stock and REIT Preferred Securities, less Goodwill and Other Intangibles.
(3)	Tangible Assets includes Total Assets, less Goodwill and Other Intangibles.
(4)	Tangible Common Equity includes Shareholders’ Equity and Convertible Preferred Stock, less Goodwill and Other Intangibles.
(5)	Tangible Common Book Value is computed by dividing the sum of Shareholders’ Equity and Convertible Preferred Stock, less Goodwill and Other Intangibles by Total Shares Outstanding.
(6)	Tangible Book Value is computed by dividing the sum of Shareholders’ Equity, less Goodwill and Other Intangibles by Total Shares Outstanding.

Greater Bay Bancorp’s First Quarter 2004 Earnings Results

April 21, 2004

GREATER BAY BANCORP

MARCH 31, 2004 - FINANCIAL SUMMARY (UNAUDITED)

($ in 000’s, except share and per share data)

SELECTED QUARTERLY CONSOLIDATED OPERATING RATIOS:

	First Quarter 2004	Fourth Quarter 2003	Third Quarter 2003	Second Quarter 2003	First Quarter 2003
GAAP EPS
Net Income Per Share
Basic (1)	$0.44	$0.38	$0.40	$0.42	$0.46
Diluted (2)	$0.43	$0.37	$0.39	$0.41	$0.45

Weighted Average Common Shares Outstanding	52,654,000	52,363,000	52,093,000	51,925,000	51,735,000

Weighted Average Common & Common Equivalent Shares Outstanding (2)	54,266,000	53,961,000	53,134,000	52,745,000	52,161,000

GAAP Ratios
Return on Period Average Assets, annualized	1.32%	1.10%	1.11%	1.15%	1.28%
Return on Period Average Common Equity, annualized	14.82%	13.05%	13.93%	14.62%	16.60%
Return on Period Average Equity, annualized	13.04%	11.56%	12.37%	12.97%	14.66%
Net Interest Margin - Average Earning Assets (3)	4.51%	4.33%	4.06%	4.11%	4.33%
Operating Expense Ratio (4)	4.26%	3.82%	3.61%	3.59%	3.74%
Efficiency Ratio (5)	65.16%	64.00%	62.21%	62.21%	60.65%
Total Operating Expenses	$80,044	$74,079	$72,541	$72,246	$73,342
Total Revenue	$122,844	$115,755	$116,612	$116,125	$120,931

NON-GAAP Ratios
Efficiency Ratio (Excluding the operating results of ABD) (6)	59.00%	54.11%	54.88%	56.04%	55.28%
ABD Operating Expenses	$28,139	$26,761	$25,880	$22,852	$23,556
ABD Revenue	$34,870	$28,301	$31,591	$27,991	$30,862

(1)	Net income available to common shareholders is based on total net income less preferred dividends of $1.7 million for Q1, 2004, $1.5 million for Q4, Q3, Q2 and Q1 2003.
(2)	The convertible preferred stock was considered anti-dilutive in Q1, 2004, Q4, Q3, Q2 and Q1 2003, whereby the preferred dividends of $1.7 million divided by the common stock equivalent of the convertible preferred stock of 3,043,000 shares in Q1 2004 were greater than the diluted earnings per share and the preferred dividends of $1.5 million divided by the common stock equivalent of the convertible preferred stock of 2,718,000 shares in Q4, Q3 and Q2 and 2,785,000 shares in Q1 2003 were greater than the diluted earnings per share.
(3)	Net interest income for the period, annualized and divided by average quarterly interest earning assets.
(4)	Total operating expenses for the period, annualized and divided by average quarterly assets.
(5)	Total operating expenses divided by total revenue (the sum of net interest income and non-interest income).
(6)	Total operating expenses minus ABD operating expenses divided by total revenue minus ABD revenue.